Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of LogicMark, Inc. on Form S-1 (File Nos. 333-259105, 333-226116, and 333-268688), and Form S-3 (File Nos. 333-259145 and 333-228624) of our report dated April 15, 2022, with respect to our audit of the financial statements of LogicMark, Inc. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of LogicMark, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

March 30, 2023